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                                                                  Exhibit 10.3.1

                                    VIACELL

October 26, 2002

Jeffrey Sacher
25 Lawrence Drive
Short Hills, NJ  07078

Dear Jeff,

On behalf of ViaCell, Inc. (the "Company"), I am pleased to extend an offer of employment to you. You have made an outstanding impression, and we feel confident that you will become a valuable asset to the company. Information about ViaCell as well as the details of our offer of employment are summarized below.

VIACELL MISSION            To provide the highest quality cellular medicines for
                           the treatment of human diseases.

VIACELL CULTURE            We are dedicated to delivering revolutionary
                           medicines through development of important new therapeutic applications. Every day you will be contributing to a technology that is enriching of the lives of people in the future. We hire innovative thinkers, with the skills and capabilities to thrive on a high quality, success driven team.

POSITION Senior Vice President, Chief Financial Officer, Reporting to Marc Beer, Chief Executive Officer
                           This position is a key factor in ViaCell's continued success, and I am confident that it will be an exciting opportunity for you as well.

COMPENSATION               The starting base salary for this position for the
                           2002 fiscal year will be $210,000.00 per year payable in bi-weekly installments of $8,076.92. For the 2003 fiscal year and thereafter, this base salary shall be subject to adjustment.

                           In addition, you will be eligible to participate in the Executive Management Bonus Plan at an annual target of 30% of base salary, payable annually based on agreed to company and individual performance objectives. Please note that you will not be eligible for the Executive Management Bonus for calendar year 2002 and eligibility will begin January 2003. Please see enclosed plan document for details.

TERM This letter indicates a 1-year contract, automatically renewable for additional 1-year periods unless either party to the contract gives notice of termination at least 3 months prior to the end of period.

STOCK OPTIONS              As an incentive for you to participate in the
                           Company's future growth, you will receive, subject to
                           approval by our Board of Directors, options to
                           purchase up to 125,000 shares of our Common Stock
                           (the "Options"). The Options will be incentive stock
                           options ("ISO's") to the extent allowable under the
                           Internal Revenue Code. The exercise price of the
                           Options will equal the fair market value of our
                           Common Stock as determined by the Board of Directors
                           on your date of hire. The Options will vest quarterly
                           over four years beginning on the last
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                           day of the first quarter after the date of
                           commencement of your employment. The Options will be granted under the Company's 1998 Equity Incentive
                           Plan pursuant to an ISO certificate or nonstatutory stock option ("NSO") certificate, as appropriate, shall have a term of ten years and contain such additional terms as shall be determined by the Board of Directors of the Company or the Compensation
                           Committee thereof.

ADDITIONAL STOCK           In addition, the Company shall grant to you
OPTIONS                    additional stock options ("Performance Based
                           Options") to purchase 75,000 shares of Common Stock as NSO's. The exercise price of the options will equal the fair market value of our Common Stock as determined by the Board of Directors on your date of hire. The Performance Based Options shall become exercisable as to 25% of the shares on each of the fourth, fifth, sixth and seventh anniversaries of the date of grant; provided, however, that 20,000 such shares shall become fully vested and exercisable on each of the first and second anniversaries of the initial public offering; and if at any time within 24 months after the expiration of any lock up period imposed by the underwriters in connection with the Company's initial public offering of Common Stock, the average closing prices of the Company's common stock over a period of 30 consecutive trading days, as reported by the Nasdaq National Market, or any exchange on which the Company's Common Stock is then traded, equals or exceeds $26.00 per share
                           ("Milestone A"), or if at any time within 36 months after the expiration of any lock up period imposed by the underwriters in connection with the Company's initial public offering of Common Stock, the average closing prices of the Company's common stock over a period of 30 consecutive trading days, as reported by the Nasdaq National Market, or any exchange on which the Company's Common Stock is then traded, equals or exceeds $34.00 per share ("Milestone B"), then 35,000 such shares shall become fully vested and exercisable until the expiration of such options or until they sooner terminate in accordance with their terms. The
                           $26.00 and $34.00 per share figures shall be adjusted for stock splits, stock dividends and reverse stock splits. The options shall have a term of ten years from the date of grant, and contain such other terms and conditions as are consistent with the form of NSO certificate, most recently approved by the Board or any authorized committee thereof for use under the 1998 Plan or as the Board or any such committee may hereafter direct. Granting of these Performance Based
                           Options will not preclude you from participating in other performance based option grant programs that may be established within the Company.


ADDITIONAL EMPLOYMENT      ViaCell will provide for twelve months' severance pay
TERMS                      in the event of involuntary termination without cause
                           or voluntary termination for good reason. If the
                           Company shall terminate your employment without
                           "cause" or if you terminate your employment for "good
                           reason," then ViaCell will continue paying your base
                           salary and medical and dental benefit contributions
                           for a period of twelve months in accordance with its
                           regular payroll practices at such time, and you will
                           be entitled to receive, as of the date of
                           termination, an additional twelve months of vesting
                           of the two option awards granted at the time of hire
                           (i.e. as if Mr. Sacher had been employed by ViaCell
                           for an additional twelve months from the date of
                           termination). If the Company terminates your
                           employment with "cause," then ViaCell will continue
                           paying your base salary for a period of thirty days
                           and all options will cease to continue vesting as of
                           the date of termination. The term "cause" as used
                           herein means (i) your continued failure to
                           substantially perform your duties provided you are
                           reasonably notified of such failure and
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                           given reasonable time to correct such failure, (ii)
                           any misappropriation of funds, properties or assets of the Company by you, (iii) any damage or destruction of any property or assets of the Company caused by you, whether resulting from your willful actions or willful omissions or gross negligence;
                           (iv) your being convicted of a felony; or (v) any material breach of your employment obligations or of the Intellectual Property and Confidential
                           Information Agreement. The term "good reason" as used here means any action by the Company without your prior consent which results in (i) any material diminution in your title, position, duties, responsibilities or authority; or (ii) any breach by the Company of any material provision contained herein.

CHANGE OF CONTROL          Upon a Change in Control of the Company, as defined
                           below, in which the per share consideration to the Company is at least $12.00 per share, within 24 months from the date you commence employment with the company, the 75,000 Performance Based Options granted on the date of hire shall become fully vested and exercisable.

                           If in connection with a Change in Control, as defined below, the company terminates your employment without "cause" within twelve months of the change in control or you voluntarily resign for "good reason", all options granted as of that date shall become fully vested and exercisable and ViaCell will continue paying your base salary and benefits for a period of twelve months following the date of termination, without duplicating other amounts due under this agreement. The options will continue to be subject to the grant provisions under the 1998 Plan.

                           A "Change in Control" shall mean: (i) a merger, consolidation or similar combination after which 50% or more of the voting stock of the surviving corporation is held by persons who were not stockholders of the Company immediately prior to such merger or combination; (ii) the sale, transfer or other disposition of all or substantially all of the Company's assets to one or more persons (other than any wholly owned subsidiary of the Company) in a single transaction or series of related transactions; or (iii) any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with the Company) directly or indirectly acquires beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of securities possessing more than 50% of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's stockholders.
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BENEFITS                   Because we care about the well being of our
                           employees, we are pleased to provide you with a comprehensive offering of benefits. Our benefits currently include medical, dental, life insurance, three weeks vacation (accrued monthly and pro-rated during your first calendar year of employment), balance benefit, educational assistance and flexible-spending accounts. Additional information about these benefits is outlined in the enclosed summary.

RELOCATION ASSISTANCE      In connection with your relocation to the
                           Massachusetts area, ViaCell agrees to provide the following:

                           MOVING EXPENSES: ViaCell will pay for all actual reasonable moving expenses for packing and shipping household goods and two cars to the Massachusetts area (arrangements to be made by ViaCell Human Resources).

                           TEMPORARY HOUSING/TRAVEL/STORAGE: The company will pay the actual costs of traveling for you and your family to Massachusetts plus you will be entitled to reimbursement for up to $20,000, or reasonable costs related to temporary housing arrangements as agreed to by you and ViaCell at the time of hire.

                           HOUSE HUNTING TRIPS: ViaCell will reimburse two house-hunting trips for you and your spouse, for up to three days with reasonable transportation, hotel accommodations, and meal allowance of up to $25.00 per day per person.

                           REAL ESTATE FEE: ViaCell will reimburse all actual reasonable real estate commissions (up to 6%) related to the sale of your residence in New Jersey (all monies will be grossed up to cover state and federal tax liability).

                           CLOSING COSTS: ViaCell will reimburse for closing costs on the purchase of a new home such as: title, insurance property tax fees, transfer tax, tax service/notary recording fees, appraisal and credit report, and home inspection fees (all monies will be grossed up to cover any applicable state and federal tax liability).

                           Please be advised that relocation items will be taxable income and only the Real Estate Fee and Closing Costs will be grossed up to cover tax liability. If you should for any reason voluntarily terminate your employment with ViaCell within the first 12 months of relocating to Massachusetts, you will be obligated to reimburse ViaCell for any relocation monies paid on your behalf.


ELIGIBILITY FOR            The Immigration Reform and Control Act of 1986
EMPLOYMENT                 requires ViaCell to review documentary evidence that
                           you are eligible for employment. This requirement applies to US citizens, as well as foreign nationals.
                           A list of approved documents that are acceptable as verification of employment eligibility are listed on page two of the I-9 form which will be included with your orientation packet. Please bring the appropriate documents with you on your first day of employment.

EMPLOYMENT RELATIONSHIP    While we look forward to a long and mutually
                           beneficial relationship, you acknowledge that this letter does not constitute a contract of employment for any particular period of time and does not affect the at-will nature of the employment relationship with the company. Either you or ViaCell have the right to terminate your employment at any time.
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We are very excited about the future of ViaCell and believe that the opportunities presented will allow you significant personal and professional growth. If you have any questions or concerns, please do not hesitate to contact me anytime. We look forward to having you join our team!

Sincerely,

/s/ Marc Beer

Marc Beer
Chief Executive Officer

Please acknowledge your acceptance of this offer by signing a copy of this document along with the Agreement Related to Intellectual Property and Confidential Information and faxing it to Kristin Dickson at 617-247-6271. This offer will remain in effect for a period of seven (7) calendar days from the date of this letter.

/s/ Jeffrey Sacher
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Signature                                   Date

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Social Security Number                      Start Date